Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Nick Laudico / Zack Kubow (investors) (646) 536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Responds to Patent Infringement Lawsuit

San Diego, CA, October 17, 2007 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, announced today that CryoCath Technologies Inc. has filed a lawsuit against CryoCor in the United States District Court for the District of Delaware alleging that CryoCor infringes several of CryoCath’s U.S. patents.

Ed Brennan, Ph.D., President and Chief Executive Officer of CryoCor, stated that, “we are confident in the strength of our own patent portfolio and believe this lawsuit is without merit. We intend to vigorously defend the Company against the allegations levied by CryoCath.”

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor has completed enrollment in a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of atrial fibrillation and the Cryoablation System has been approved in the United States for the treatment of right atrial flutter. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the merits and likely outcome of the CryoCath lawsuit. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors and the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

# # #